Exhibit 99.1
NEWS RELEASE

CONTACT:

Bob Lougee
800-611-8488
Bob.Lougee@spok.com

Spok Names Brogan Controller and Chief Accounting Officer
SPRINGFIELD, Va. (September 2, 2014) - Spok Holdings, Inc. (NASDAQ: SPOK), formerly USA Mobility, Inc., a global leader in critical communications, today named Danielle Brogan as Controller and Chief Accounting Officer. The appointment is effective today. She will report to Shawn E. Endsley, chief financial officer.
Brogan joins Spok from Primatics Financial, a software company serving the financial services industry, where she had been Vice President, Business Analysis and Support. In this position, she managed a team that supported the monthly close process for the Company’s clients as well as advised them on technical accounting and regulatory issues. Brogan also provided client support for risk analysis as well as internal and external financial reporting. In addition, she participated in the development of the overall corporate strategy of Primatics Financial.
“We are very pleased to have Danielle join our management team,” said Endsley. “She is a seasoned finance executive with more than 18 years of technical accounting experience in both private industry and public accounting. Danielle brings an in-depth technical accounting knowledge, along with an extensive background in financial regulatory issues, which we believe will help support Spok’s expansion in key markets worldwide. She will be responsible for our overall accounting and compliance processes, including internal and external financial reporting, revenue recognition, and financial planning in support of revenue and profit growth.”
Prior to Primatics Financial, Brogan was Controller at Valhalla Partners, a venture capital company investing in technology companies. In this role she participated in the review of potential portfolio companies and helped establish accounting policies around revenue recognition.
Previously, she held positions at CapitalSource and Allied Capital, where she implemented accounting policies and assisted in the preparation of financial statements for filing with the Securities and Exchange Commission. Brogan started her career as an auditor for KPMG LLP in the Washington, D. C. area.

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“Danielle has achieved a consistent record of success throughout her career,” Endsley added. “We are confident she will bring the same level of leadership and professionalism to Spok.”
Brogan holds a Bachelor of Science degree in Accounting and Classical Studies from Skidmore College. She also is a Certified Public Accountant. She will be based at the Company’s offices in Springfield, Va.

About Spok
Spok Holdings, Inc., headquartered in Springfield, Va., is proud to be a leader in critical communications for healthcare, government, public safety, and other industries. We deliver smart, reliable solutions to help protect the health, well-being, and safety of people around the globe. More than 125,000 organizations worldwide rely on Spok for workflow improvement, secure texting, paging services, contact center optimization, and public safety response. When communications matter, Spok delivers. Visit us at spok.com or find us on Twitter @Spoktweets.
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